WMIF

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,297,249
Class B	$41,064
Class C	$45,521
Class F-1	$61,223
Class F-2	$2,328
Total	$1,447,385
Class 529-A	$24,494
Class 529-B	$3,214
Class 529-C	$5,743
Class 529-E	$1,245
Class 529-F1	$1,255
Class R-1	$1,145
Class R-2	$13,966
Class R-3	$33,432
Class R-4	$26,156
Class R-5	$38,814
Total	$149,464

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7200
Class B	$0.5312
Class C	$0.5216
Class F-1	$0.7175
Class F-2	$0.5744
Class 529-A	$0.7052
Class 529-B	$0.5045
Class 529-C	$0.5069
Class 529-E	$0.6329
Class 529-F1	$0.7580
Class R-1	$0.5324
Class R-2	$0.5145
Class R-3	$0.6439
Class R-4	$0.7135
Class R-5	$0.7894

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,717,095
Class B	70,594
Class C	82,158
Class F-1	76,210
Class F-2	7,405
Total	1,953,462
Class 529-A	35,841
Class 529-B	6,397
Class 529-C	11,505
Class 529-E	2,071
Class 529-F1	1,776
Class R-1	2,243
Class R-2	27,923
Class R-3	51,257
Class R-4	39,589
Class R-5	57,001
Total	235,603

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.81
Class B	$19.67
Class C	$16.63
Class F-1	$19.76
Class F-1	$19.81
Class 529-A	$19.78
Class 529-B	$19.69
Class 529-C	$19.68
Class 529-E	$19.71
Class 529-F1	$19.76
Class R-1	$19.68
Class R-2	$19.62
Class R-3	$19.70
Class R-4	$19.75
Class R-5	$19.80